Exhibit 3.1
STATE OF DELAWARE
CERTIFICATE OF CONVERSION OF
E2OPEN, INC.
FROM A CORPORATION TO A
LIMITED LIABILITY COMPANY PURSUANT TO
SECTION 18-214 OF THE LIMITED LIABILITY COMPANY ACT

1. The date on which and the jurisdiction where E2open, Inc. (the “Corporation”) was first formed is September 23, 2003 in the State of Delaware.
2. The jurisdiction of the Corporation immediately prior to filing this Certificate is the State of Delaware.
3. The name of the Corporation immediately prior to filing this Certificate is E2open, Inc.
4. The name of the limited liability company into which the Corporation is to be converted as set forth in its Certificate of Formation is E2open, LLC.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to a Limited Liability Company this 1st day of April, 2015.

E2OPEN, INC.

By:	/s/ Peter J. Maloney
Name: Peter J. Maloney
Title: Chief Financial Officer